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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

                            NOTIFICATION OF ELECTION

          The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

          Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Houston and the state of Texas on the 31st day of January, 2007.

                   Signature: AIM GROWTH SERIES on behalf of

                              AIM Basic Value Fund
                        AIM Conservative Allocation Fund
                             AIM Global Equity Fund
                           AIM Growth Allocation Fund
                           AIM Income Allocation Fund
                           AIM Independence Now Fund
                           AIM Independence 2010 Fund
                           AIM Independence 2020 Fund
                           AIM Independence 2030 Fund
                           AIM Independence 2040 Fund
                           AIM Independence 2050 Fund
                       AIM International Allocation Fund
                          AIM Mid Cap Core Equity Fund
                          AIM Moderate Allocation Fund
                      AIM Moderate Growth Allocation Fund
                  AIM Moderately Conservative Allocation Fund
                           AIM Small Cap Growth Fund


                                        By: /s/ John M. Zerr
                                            ------------------------------------
                                            (John M. Zerr)

                                            Senior Vice President
                                            (Title)


Attest: /s/ Jim Coppedge
        -----------------------------
        (Jim Coppedge)

        Assistant Secretary
        (Title)

          PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (10-03)